Exhibit 99.1

2018 DOLBY EXECUTIVE ANNUAL INCENTIVE PLAN

Eligibility:	Eligible employees are the executive officers and other officers of the Company and its subsidiaries who are selected by the Compensation Committee (“Executives”).

Bonus Amounts:	The amount each Executive may be eligible to receive under the 2018 Dolby Executive Annual Incentive Plan (the “Executive Plan”) will be determined as summarized below and pursuant to the level of achievement by the Company of certain non-GAAP operating income and revenue goals during the 2018 fiscal year. For purposes of this Executive Plan, “non-GAAP operating income” shall be defined as the Company’s GAAP operating income excluding amounts related to stock based compensation, expense associated with dividend equivalents paid on restricted stock units, restructuring charges, the amortization of intangibles from business combinations, and the related tax impact of these items.

Target Bonus:	Target bonuses for Executives will be established and approved by the Compensation Committee. Each Executive’s target bonus will be a percentage of the Executive’s base salary at the applicable fiscal year-end.

Actual Bonus:	The Chief Executive Officer’s actual bonus will be determined by multiplying his base salary by his target bonus percentage and then adjusting such target bonus to reflect the extent to which the Company meets the non-GAAP operating income and revenue goals. The actual bonus amount may be less than, or exceed, the Chief Executive Officer’s target bonus, depending on the extent to which the Company meets the non-GAAP operating income and revenue goals. The Compensation Committee, in its sole discretion, may reduce (but not increase), the amount otherwise payable to the Chief Executive Officer as determined in accordance with the foregoing formula.

The actual bonuses for all other eligible Executives will be determined by multiplying base salary by the applicable target bonus percentage and then adjusting such number to reflect the (i) the extent to which the Company meets the non-GAAP operating income and revenue goals and (ii) based upon such other criteria as the Compensation Committee, in its sole and absolute discretion, determines is appropriate to calculate and determine such final bonus amount for any such eligible Executive. The Chief Executive Officer may recommend increases or decreases of up to 25% of each such executive officer’s calculated award payout amount, for the Compensation Committee to consider in determining the final bonus amount payable.

Form of Payment:	In the event that the level of achievement by the Company of certain non-GAAP operating income and revenue goals during the 2018 fiscal year results in funding equal to or greater than 150% of target funding and the payout to any Executive exceeds 125% of such Executive’s target bonus payout, then the payout up to 125% of such Executive’s target bonus payout will be paid in cash, but any amount in excess of 125% of such Executive’s target bonus payout will be paid out in restricted stock units (“RSUs”). The RSUs shall have a one-year vesting schedule, with 100% of the number of shares subject to the RSUs vesting one year after date of grant of the RSUs.

Grant of RSUs:	RSUs shall be granted automatically and without any further action by the Company, effective upon the date upon which the cash portion of such Executive’s applicable bonus is paid (in the event such a payment date falls on a weekend or holiday, the grant of the RSUs shall be effective upon the first business day immediately following the date of such cash payments) (the “Grant Date”), in accordance with the terms of the 2005 Stock Plan, to each such Executive who remains employed with the Company on such Grant Date, with each such Executive being granted that number of RSUs (rounded down to the nearest whole share) equal to (a) the difference from subtracting 125% of such Executive’s target bonus calculation from such Executive’s final individual bonus calculation, divided by (b) the closing price of the Company’s Class A Common Stock on the Grant Date.

Bonus Payment Approval:	Specific measurable Company revenue and non-GAAP operating income targets are established by the Compensation Committee near the commencement of the 2018 fiscal year. All individual Executive bonuses must be approved and certified by the Compensation Committee prior to payment.

Payment of the cash portion of the actual bonuses under the Executive Plan will be made no later than the latter of: (i) the 15th day of the third month following the end of the Company’s fiscal year in which the bonus was earned, or (ii) March 15th of the year following the calendar year in which the bonus was earned. To the extent permitted by applicable law, employees must be employed by the Company at the time of payment of actual bonuses under the Executive Plan in order to be eligible for their actual bonus. The grant of the RSUs shall be done automatically, pursuant to the terms of the 2005 Stock Plan, on the Grant Date.

Subject to Plan:	The bonus goal, and the terms of this Executive Plan, are subject to the applicable terms and conditions of the 2005 Stock Plan.

Maximum Bonus Amount:	Notwithstanding anything to the contrary in this Executive Plan, no “Covered Employee,” as that term is defined in the 2005 Stock Plan, may receive a bonus, in any fiscal year, greater than the individual Covered Employee’s fiscal year limitation authorized by the terms of the 2005 Stock Plan.

Subject to Reduction, Cancellation, Forfeiture or Recoupment:	Payments and awards made or granted under the Executive Plan shall be subject to reduction, cancellation, forfeiture or recoupment pursuant to the Company’s Policy on Recoupment of Incentive Compensation, as in effect on November 14, 2016, or as may be amended to the extent required to comply with applicable law.